UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
(Rule 14a-101)

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under Rule 14a-12

SILVER BOW MINING CORP.
(Name of Registrant as Specified In Its Charter)

_______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following disclosure was extracted from the Quarterly Report on Form 10-Q for Silver Bow Mining Corp. (the “Company”) and is hereby filed solely for purposes of Rule 14a-12 of the Exchange Act.

Pending Acquisition of Assets of Montana Tunnels Mining, Inc.

On August 21, 2026, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Montana Tunnels Mining Inc. (MTMI). Under the Purchase Agreement, the Company agreed to acquire assets and rights comprising the Montana Tunnels Mine and milling complex (“MT Mine”), including related mineral and real property interests, improvements, tangible personal property, water rights, permits, books and records, intellectual property, and other specified assets, together with certain liabilities associated with the acquired assets, as described in the Purchase Agreement.

Assets excluded from the transaction include the Diamond Hill Mine (“DH Mine”) and certain real property not associated with the MT Mine operations. MTMI will retain rights to process ores generated from the DH Mine and an affiliate’s mine through the milling complex under a cost-plus arrangement. MTMI will retain liabilities not specifically assumed by the Company, subject to their treatment and potential discharge in the Chapter 11 proceeding, noted below.

The Purchase Agreement provides for a staged closing process and contemplates that the acquired assets will be transferred to the Company free and clear of liens and encumbrances, other than certain permitted encumbrances, pursuant to orders of the Bankruptcy Court. The closing process includes an initial close, which was completed by SBM funding approximately $28.6 million into escrow for the satisfaction of specified obligations associated with the acquired assets and liabilities, including approximately $20.8 million payable to the Montana Department of Environmental Quality and approximately $4.27 million payable to Jefferson County, Montana. The final closing involves the transfer of 3,500,000 of Contingent Value Rights (“CVRs”) to MTMI shareholders, along with 11,500,000 of deferred CVR’s that may vest in future periods as follows:

●	6,250,000 CVR’s upon the earlier of a positive construction decision on the MT Mine pit expansion or nine months following completion of an MT Mine pit feasibility study which demonstrates positive economics for the project.

●	5,250,000 CVR’s upon the earlier of the achievement of the MT Mine pit commercial production milestone or 36 months following a construction decision by the Company on the MT Mine pit expansion, subject to specified extensions.

Each CVR is convertible into one share of SBM common stock. In September 2026, an agreement was reached whereby SBM loaned $5 million to MTMI shareholders in exchange for secured notes that will be settled and paid in full by the surrender of 1,155,562 of the CVRs due at the final close, which will result in a net 2,344,438 of CVRs being outstanding.

On July 27, 2026, MTMI filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Montana. The Chapter 11 proceeding was initiated to facilitate the sale of certain MTMI assets and address outstanding obligations as part of the Purchase Agreement. On September 4, 2026, the Bankruptcy Court granted a motion for structured dismissal of the Chapter 11 case. In connection with the transaction, approximately $35.7 million was paid by the Company during the third quarter of 2026, which includes the $28.6 million escrow payment, the $5 million payment to MTMI shareholders for a secured note to be settled through the surrender of CVRs, a $1 million payment as an exclusivity fee upon beginning negotiations, and approximately $1.1 million of transaction-related expenses.

The $35.7 million paid during the third quarter 2026 is recognized in Deposits – Montana Tunnels Mining Inc. pending final closing of the transaction, expected before the end of 2026.

Pending Acquisition of Assets of Montana Tunnels Mining, Inc.

On August 21, 2026, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Montana Tunnels Mining Inc. (MTMI). Under the Purchase Agreement, the Company agreed to acquire assets and rights comprising the Montana Tunnels Mine and milling complex, including related mineral and real property interests, improvements, tangible personal property, water rights, permits, books and records, intellectual property, and other specified assets, together with certain liabilities associated with the acquired assets, as described in the Purchase Agreement (the “Acquisition”).

The Acquisition is structured in two stages: (i) an initial closing under the Purchase Agreement (the “First Closing”), where funds were placed in escrow by the Company to satisfy credit obligations of MTMI and (ii) a secondary closing at which the purchased assets will be transferred to the Company and contingent value rights (“CVRs”) will be issued to MTMI shareholders (the “Final Closing”).

In connection with the First Closing, $35.7 million was paid by the Company during the third quarter of 2026, which includes the $28.6 million escrow payment a $1 million payment as an exclusivity fee upon beginning negotiations, and approximately $1.1 million of transaction-related expenses. Concurrent with the First Closing, the Company also loaned MTMI shareholders $5 million in exchange for secured notes that will be settled through the surrender of 1,155,562 of the CVRs to be delivered at the Final Closing.

The Final Closing is conditioned on, among other matters, the approval of the Company’s shareholders as required under applicable NYSE American rules with respect to the issuance of the Common Shares on conversion of the CVRs, as well as NYSE American approval of the supplemental listing of such Common Shares. There can be no assurance that Final Closing will occur timely or at all.

For further details, see Note 7 in the Notes to the Company’s Condensed Interim Unaudited Financial Statements included within Item 1. See also “Part II. Item 1A. Risk Factors” below for certain risks related to the proposed Acquisition.

Additional information and where to find it

This report may be deemed to be solicitation material in respect of the proposed shareholders meeting of the Company to approve the issuance of the CVRs and the underlying common shares. In connection with the proposed shareholders meeting, the Company intends to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s proxy statement in preliminary and definitive form. INVESTORS AND SHAREHOLDERS OF SILVER BOW MINING ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING SILVER BOW MINING’S PROXY STATEMENT (WHEN THEY ARE AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SHAREHOLDER APPROVAL BEING REQUESTED. Investors and shareholders of the Company are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov, or free of charge from the Company under the “Investors” section of the Company’s website at www.silverbowmining.com/investors or by sending a request by e-mail to ir@silverbowmining.com or by mail to 1401 Idaho Street, Butte, Montana 59701, attention: Corporate Secretary.

Participants in the solicitation

The Company and certain of its directors and executive officers, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from shareholders of the Company in connection with the proposed transaction. Information about the Company’s directors and executive officers is available in the Company’s registration statement on Form S-1/A, which was filed with the SEC on April 24, 2026. To the extent holdings of the Company’s securities by their respective directors or executive officers have changed since the amounts set forth in the Registration Statement on Form S-1/A, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s shareholders generally, will be set forth in the Company’s proxy statement relating to the proposed approval by shareholders, when it becomes available.

Risks related to the Acquisition

We will incur costs even if the Acquisition is not completed and we may have to pay various expenses incurred in connection with the Acquisition.

Certain costs related to the Acquisition, such as legal, accounting and certain financial advisor fees, must be paid by us even if the Acquisition is not completed. We are liable for our own costs incurred in connection with the Acquisition.

We have also incurred and expect to incur additional material non-recurring expenses in connection with the Acquisition and completion of the transactions contemplated by the Purchase Agreement, including costs related to obtaining required shareholder and regulatory approvals. Additional unanticipated costs or expenses may be incurred by us in the course of integrating the assets purchased in the Acquisition.

If the Acquisition is not consummated by the Outside Date, either we or Montana Goldfields, Inc. (“MTGF”) may elect not to proceed with the Acquisition.

Either we or MTGF may terminate the Purchase Agreement if the Acquisition has not been completed by the Outside Date, being the date that is 60 days following the delivery of audited financial statements for MTMI by MTGF or such later date as the parties may agree in writing. A party may not terminate the Purchase Agreement on this basis if the failure of the Final Closing to occur by the Outside Date has been caused by, or is a result of, a breach by such party of its representations or warranties or the failure of such party to perform its covenants or agreements under the Purchase Agreement. If the Acquisition is not closed, we will not control the assets to be acquired and will only have rights as a secured creditor under the secured note, security agreements and mortgage granted to us by MTGF. We may not realize on the amounts owing to us under the note on a timely basis or at all and will have incurred significant costs in relation to pursuing the Acquisition without realizing on its benefits. This may negatively impact the financial condition of the Company and our future business operations.

We may be the targets of legal claims, securities class actions, derivative lawsuits and other claims and any such claims may delay or prevent the Acquisition from being completed

We may be the target of securities class actions and derivative lawsuits which could result in substantial costs and may delay or prevent the Acquisition from being completed. Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into an agreement to acquire a public company or to be acquired. Third parties may also attempt to bring claims against us seeking to restrain the Acquisition or seeking monetary compensation or other remedies. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Acquisition, then that injunction may delay or prevent the Acquisition from being completed.

Uncertainty surrounding the Acquisition could adversely affect our retention of suppliers and personnel and could negatively impact future business and operations

The Acquisition is dependent upon satisfaction of various conditions, and as a result its completion is subject to uncertainty. In response to this uncertainty, our suppliers may delay or defer decisions concerning the Company. Any change, delay or deferral of those decisions by suppliers could negatively impact the business, operations and prospects of the Company, regardless of whether the Acquisition is ultimately completed. Similarly, current and prospective employees of the Company may experience uncertainty about their future roles until our strategies with respect to such employees are determined and announced. This may adversely affect our ability to attract or retain key employees in the period until the Acquisition is completed or thereafter.

The pending Acquisition may divert the attention of our management.

The pendency of the Acquisition could cause the attention of our management to be diverted from the day-to-day operations. These disruptions could be exacerbated by a delay in the completion of the Acquisition and could have an adverse effect on the business, operating results or prospects of the Company regardless of whether the Acquisition is ultimately completed.

If the Acquisition is closed, as a result of the CVRs to be issued at the Final Closing, our shareholders will experience significant dilution as a result of the issuance of common shares upon future conversion of the CVRs.

If the Acquisition is closed all of the CVRs will be issued at the Final Closing and will become convertible in accordance with their terms into up to 15,000,000 common shares. As a result of the full conversion of the CVRs, up to 15,000,000 common shares could be issued, which represents approximately 51% of the Company’s currently outstanding common shares and will represent approximately 34% of the total number of common shares expected to be outstanding following such conversions (assuming no other common shares are issued by the Company between the Final Closing and the date of conversion of the CVRs). Upon conversion of the CVRs, the existing shareholders of the Company will experience significant dilution in their ownership percentage and their voting power, with MTGF receiving significant voting control over matters presented to shareholders in the future relating to the Company.

If shareholders do not approve the Acquisition, then we will not be able to complete the Final Closing and will not receive the benefits of the purchased assets or be able to complete the previously announced transaction with Ocean Partners UK Limited.

If we do not receive shareholder approval of the Acquisition, then the Company will not be able to close the Acquisition by the outside date under the Purchase Agreement and MTMI and MTGF may determine not to proceed with the Acquisition. This could prevent the Company from realizing the anticipated benefits of the purchased assets, could delay the Company’s other development plans which were dependent on completion of the Acquisition and could result in significant financial burdens as the Company pivots to alternative options and tries to recoup funds spent in pursuit of the Acquisition.

While the Company has a secured note from MTGF for an amount of approximately $28.58 million, secured by the purchased assets, MTGF may be able to find an interested third-party purchaser of the purchased assets that will pay the secured note for them by the maturity date. Even if MTGF is not able to make payment on the secured note by the maturity date, it may take significant time for the Company to foreclose on the secured note and realize on recouping its funds paid at the First Closing, plus any accrued and unpaid interest and any due and payable fees.

Further, the Company’s previously announced financing transactions with Ocean Partners UK Limited (“Ocean Partners”) are contingent on the Final Closing. If the Acquisition is not approved, the Company will not receive the approximately $52 million in funding from those transactions. This will significantly impact the Company’s cash position, could potentially delay the Company’s ability to move forward with alternative options and could raise issues with the Company continuing as a going concern absent additional financing, which may not be available on favorable terms or at all.

We may fail to realize the anticipated benefits of the Acquisition.

The success of the Acquisition and the pursuit of our business strategy to grow the Company will depend on, among other things, our ability to integrate the purchased assets into the Company’s operations. We may not be able to successfully, efficiently or timely complete such integration. We may not be able to renew the permits for the milling facilities at the Jefferson County Metallurgical Complex (the “Complex”) or may not be successful in adapting those facilities to process ore from our Rainbow Block project. If we do complete integration, there is no assurance that the results will be successful or that we will be able to achieve the anticipated revenues, efficiencies, cost savings and/or realize other expected benefits of the purchased assets.

The market price of our common shares may decline in the future as a result of the Acquisition and the conversion of the CVRs.

The market price of our common shares may decline in the future as a result of completing the Acquisition and the related transactions, for a number of reasons, including the substantial dilutive impact of the issuance of up to 15 million common shares upon conversion of all of the CVRs. The issuance of common shares will likely have a depressive effect on the market price of our common shares at the time of conversion by increasing the number of common shares then outstanding. Such downward pressure could encourage short sales by certain investors, which could place further downward pressure on the price of the common shares. Further, if we fail to achieve the perceived benefits of the Acquisition, including use of the Complex, as rapidly as, or to the extent anticipated by, financial or industry analysts, the market price of our common shares may further decline. Some of these factors are beyond our control.

MTGF may have significant control and influence over our Company and corporate matters.

The potential ownership that will result in connection with the conversion of the CVRs to be issued in the Final Closing (as described in the risk above), could result in MTGF having the ability to exercise significant influence and control over the outcome of all matters requiring shareholder approval, including the election of directors. As a result of MTGF’s potential voting power (and assuming MTGF does not transfer or distribute CVRs to qualified investors or sell common shares upon receipt thereof), MTGF may be able to elect persons to the Board, gain control of the Board, direct the business strategy of the Company and otherwise exert influence over Company and its business. MTGF’s interest in exercising this control may not be aligned with other shareholders of the Company.

The CVRs and common shares to be acquired upon conversion of the CVRs by MTGF may be sold to another unknown person which could gain significant influence over the Company.

The CVR agreement expressly permits the assignment, transfer and/or sale of the CVRs to certain qualified investors, which may occur at any time after the Final Closing until the conversion of the CVRs. The common shares issuable upon conversion of the CVRs could also be sold or otherwise transferred. If MTGF were to transfer or sell all of its CVRs, then the ownership of such CVRs and related rights would transfer to a third party who is unknown to us and such third party will then have the right to exercise significant influence and control over the outcome of all other matters requiring Board and shareholder approval.

Forward-Looking Statements

This filing contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Exchange Act, and forward-looking information within the meaning of applicable Canadian securities laws. All statements, other than statements of historical facts included in this filing that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements and forward-looking information. When used in this report or elsewhere, the words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "potential," "project," "target," "will," "could," "should," and similar expressions, or statements that certain actions, events or results "may," "could," "would," "should," "might" or "will" occur or be achieved, often, but not always, identify forward-looking statements and forward-looking information. These forward-looking statements and forward-looking information include, but are not limited to, statements regarding the completion of the acquisition; the acquisition and transfer of assets and permits; the issuance and conversion of CVRs; the toll-milling, royalty and net profits interest arrangements; the US$5 million M-Pit feasibility work program and the timing, completion and results of the M-Pit Feasibility Study; the Clancy Creek Bypass Channel program; any future construction decision, restart or production from the M-Pit; the potential suitability of the acquired milling and flotation circuits for processing mineralization from the Company’s Rainbow Block project; potential development pathways for Rainbow Block; expected strategic benefits of the transaction and other similar statements regarding the transaction. Forward-looking statements are based on the Company’s current expectations and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including failure to obtain Bankruptcy Court, governmental, shareholder or NYSE American approvals; failure to satisfy closing conditions; changes in the amount of obligations required to be funded; reclamation, environmental and legacy-liability costs; the status or transferability of permits; results of technical and feasibility studies; the Company’s future capital costs, operating costs, non-operating costs, and ability to raise capital on terms acceptable to the Company or at all; risks relating to the Company’s exploration activities in Montana; risks related to the Company’s mineral claims, including the validity, title and maintenance of mineral claims and property rights; risks in obtaining, maintaining or amending permits, licenses and future permitting and regulatory approvals; commodity-price fluctuations; litigation; the inherently hazardous nature of mining-related activities and other operational and environmental risks inherent in mineral exploration and mining-related activities. Additional risk factors are discussed under the headings "Forward-Looking Statements" and "Risk Factors" in the Company’s Registration Statement on Form S-1, as amended, filed with the SEC on April 21, 2026, the Company’s Canadian prospectus dated April 29, 2026, filed on SEDAR+, and in other documents filed by the Company with the SEC and Canadian securities regulatory authorities.

Although the Company has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. Readers are cautioned not to place undue reliance on forward-looking statements and forward-looking information, which speak only as of the date of this report. Except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.